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Exhibit 10.30

To:	Jim Hyde	30 May, 2001
From:	Karla Bourland, President Overstock.com

We are very excited to be offering you a position with Overstock.com. I am sure that I speak for everyone here, when I say that we think you will be a great fit with our current team. Listed below are the terms of your employment with Overstock.com. Please review them, and return to me a signed copy of this agreement. If you have any questions, I can be reached at the above number.

Position: VP of Operations

Term: The employment relationship between you and the Company is "at will", meaning that either party is free to terminate the relationship at any time for any reason.

Start Date: June 25, 2001

Annual Salary: $150,000 paid in twice monthly installments, on the 5th, and 20th of each month.

Stock Options: The company will issue options for 500,000 shares, vesting at 28% after one year of employment and 2% for the next 36 months thereafter. The strike price of these options will be determined by the stock valuation on the first day of your employment.

Holidays: You will immediately be eligible to participate in eight paid company holidays. A copy of these will be provided to you, upon your arrival. You will also be immediately eligible for 40 hours per year of company paid "personal time".

Vacation: Two weeks per year.

Insurance: You will be eligible to participate in the Company's fully funded PPO health care, dental, and life insurance plans. Enrollment is on the 15th of each month. The Company will pay for your COBRA payments for 60 days, until the time you are eligible to participate in the company's plan.

401k Program: You will be eligible to participate in the Company's 401k plan as of the first available date (quarterly) after completing 6 months of service. The current maximum contribution is $10,500 per year. The Company currently matches 50% of your contribution, up to 6% of your salary. This plan is subject to periodic review and change.

Severance: If your employment is terminated by the Company for any reason other than negligence or gross failure to perform your duties, you will receive at least three month's salary as part of your severance agreement.

This agreement constitutes the entire agreement between you and the Company with respect to your employment. It supersedes all prior written or oral understandings between you and the Company, with respect to your employment. You hereby release the Company, and its officers and directors, from any claims arising under any prior written or oral agreements. This agreement is governed by the laws of the State of Utah. All disputes concerning this agreement shall be resolved first, by mediation, and if unsuccessful, by binding arbitration in accordance with the applicable arbitration rules of the American Arbitrator Association.

The arbitration will be conducted by a single arbitrator in Salt Lake City, UT.

Executed this 25 day of June, 2001.

Signature	/s/ KARLA BOURLAND Karla Bourland President and COO	Signature	/s/ JAMES M. HYDE James M. Hyde

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  Exhibit 10.30